Exhibit T3A-34.2

SAINT LUCIA

THE INTERNATIONAL BUSINESS COMPANIES ACT, 12.14

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

Digicel Caribe Holding Limited

....

(Name of International Business Company)

2005-00295

(IBC Number)

INTERNATIONAL BUSINESS COMPANIES REGISTRY - ST. LUCIA
Document No. 5148545
Company No. 2005-00295

REGISTERED AGENT & REGISTERED OFFICE

1. The name of the Company is **Digicel Caribe Holding Limited.**

2. The Registered Agent of the Company is **MCNAMARA CORPORATE SERVICES INC.**

3. The Registered Office of the Company will be located at the offices of **MCNAMARA CORPORATE SERVICES INC., 20 MICOUD STREET, CASTRIES, SAINT LUCIA.**

BUSINESS PURPOSES

4. (1) The Company is established to engage in any act or activity that is not prohibited under any law in force in Saint Lucia.

(2) The Company shall have all such powers as are permitted by law in force in Saint Lucia, irrespective of corporate benefit, to perform all acts and engage in all activities necessary or conducive to the conduct, promotion or attainment of the object of the Company.

(3) The Company may not, unless it is licensed to do so under the law in force in Saint Lucia carry on—

a) banking business;
b) the business of insurance or reinsurance;
c) mutual fund business or the business of mutual fund administration;
d) the business of financial services representation.

SAINT LUCIA
REGISTRY OF INTERNATIONAL BUSINESS
AUG 27 2021
FILED

(4) The Company will be liable to income tax under the Income Tax Act, Cap.15.02 of the revised Laws of Saint Lucia.

CURRENCY OF SHARES

5. Shares in the company shall be issued in the currency of **United States of America.**

CAPITALIZATION

6.

(a) the authorised capital of the Company is **US$100,000,000.00**; and
(b) the authorised capital is made up of **one** class of Common Shares divided into **100,000,000 shares** at **US$1.00** par value with one vote for each Share.

SHARES

7. The designations, powers, preferences, rights, qualifications, limitations and restrictions of each class and series of shares that the company is authorised to issue shall be fixed by a resolution of the directors, but the directors shall not allocate different rights as to voting, dividends, redemption or distributions on liquidation unless the Memorandum of Association is amended to create separate classes of shares and all the aforesaid rights as to voting, dividends, redemption and distributions is identical in each separate class.

8. If at any time the authorised capital is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than 3/4 of the issued shares of that class or series and of the holders of not less than 3/4 of the issued shares of any other class or series of shares which may be affected by such variation.

9. The rights conferred on the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of the issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari pasu therewith.

AMENDMENTS

10. The Company may amend its Memorandum of Association and Articles of Association by a resolution of members or directors.

SAINT LUCIA
REGISTRY OF INTERNATIONAL BUSINESS COMPANIES PARTNERSHIPS
AUG 27 2021
FILED

INTERPRETATION

11. The meaning of words in this Memorandum of Association is as defined in the Articles of Association.

For the purposes of Amending the above-named international business company under the laws of Saint Lucia, **MCNAMARA CORPORATE SERVICES INC.** hereby subscribe our name to this Amended and Restated Memorandum of Association on this the **1st** day of **July, 2021**.

McNAMARA CORPORATE SERVICES INC.

Per:..............................
Registered Agent

1st July, 2021
....
Date